Exhibit 3.213
CERTIFICATE OF FORMATION
OF
TUJUNGA, L.L.C.
1.	The name of the limited liability company is Tujunga, L.L.C.

2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Tujunga, L.L.C. this 21st day of August, 2000.

/s/ Samuel H. Kovitz
Samuel H. Kovitz, Authorized Person